Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, VA 20191
(703) 390-5100
http://www.nextelinternational.com

Contacts:

Media: Claudia E. Restrepo, NII Holdings, Inc. (305) 779-3086
claudia.restrepo@nextel.com

For Release [time] EST

NII HOLDINGS ANNOUNCES SECOND QUARTER 2002 RESULTS

- Second quarter revenues of $193.9 million and a record $37.0 million in quarterly operating cash flow
- Reduced capital expenditures of $34.8 million
- Company is on plan with its cash conservation targets

RESTON, Va. - August 15, 2002-NII Holdings, Inc. (“NII” or “the Company”), previously known as Nextel International, today announced its consolidated financial results for the second quarter of 2002 including consolidated operating revenues of $193.9 million and $37.0 million in consolidated operating cash flow (income (loss) before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as reorganization items and impairment, restructuring and other charges). The Company also reported consolidated operating income of $6.9 million for the second quarter of 2002 and $9.3 million year-to-date as detailed in the attached table. In addition, NII Holdings ended the quarter with approximately 1.23 million global proportionate subscribers.

NII’s second quarter operating cash flow of $37.0 million represents a $12.0 million increase over the operating cash flow of $25.0 million for the first quarter of 2002, and a $70.5 million increase over the operating cash flow loss of $33.5 million for the same period in 2001.

Capital expenditures were $34.8 million in the second quarter of 2002, a decrease of 50 percent from the $69.3 million reported in the first quarter of 2002, and a decrease of 80 percent from the $173.9 million reported in the second quarter of 2001.

While the Company reported a net loss of $391.2 million for the six months ended June 30, 2002, the net loss was primarily attributable to non-operating expenses. These non-operating expenses included a $123.4 million non-cash write-off of unamortized discounts and debt financing costs related to the Company’s senior redeemable notes, $130.5 million in foreign currency transaction losses, primarily related to the Company’s operations in Argentina, and the accrual of interest on the Company’s senior redeemable notes prior to its Chapter 11 filing on May 24, 2002.

“Although we have recently undertaken a financial restructuring in the U.S., our operations in Mexico, Peru, Brazil and Argentina have continued to perform solidly on all key metrics each quarter during the past year, and more importantly we continue to meet and exceed our planned cash conservation targets, ” said Steve Shindler, CEO of NII Holdings. The Company ended the quarter with $125.5 million of reported consolidated cash and cash equivalents.

On May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc. (the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On June 14, 2002, NII filed their original Joint Plan of Reorganization, which was most recently revised and filed on July 31, 2002. Additionally, on June 27, 2002, NII filed their original Disclosure Statement, which was most recently revised and filed on July 31, 2002. On August 8, 2002, NII began soliciting its existing creditors for approval of its Plan of Reorganization. None of NII’s foreign subsidiaries have filed for Chapter 11 reorganization. While NII’s U.S. companies that filed for Chapter 11 are operating as debtors-in-possession under the Bankruptcy Code, its foreign subsidiaries will continue operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communications services to existing and new customers.

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About NII Holdings, Inc.

NII Holdings, Inc., formerly known as Nextel International, is a substantially wholly owned subsidiary of Nextel Communications (NASDAQ:NXTL). NII has operations in Mexico, Brazil, Peru, Argentina, Chile and the Philippines. NII offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connect®, a digital two-way radio feature. Visit the website at http://www.nextelinternational.com

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the SEC, including NII Holdings’ annual report on Form 10-K for the year ended December 31, 2001 and their subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

NII HOLDINGS, INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six and Three Months Ended June 30, 2002 and 2001
(in millions, except per share amounts)
Unaudited

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Operating revenues	$393	$300	$194	$161
Operating expenses
Cost of revenues	160	155	80	84
Selling, general and administrative	171	212	77	110

Operating cash flow (1)	62	(67)	37	(33)
Impairment, restructuring and other charges	15	—	9	—
Depreciation and amortization	38	114	21	58

Operating income (loss)	9	(181)	7	(91)
Interest expense	(137)	(147)	(58)	(74)
Interest income	3	8	1	3
Realized losses on investments	—	(4)	—	(4)
Foreign currency transaction losses, net	(131)	(55)	(59)	(45)
Reorganization items	(125)	—	(125)	—
Other, net	(1)	(2)	1	(2)

Loss before income tax provision	(382)	(381)	(233)	(213)
Income tax provision	(9)	—	(4)	(1)

Net loss	$(391)	$(381)	$(237)	$(214)

Net loss per common share, basic and diluted	$(1.45)	$(1.41)	$(0.88)	$(0.79)

Weighted average number of common shares outstanding	270	271	270	271

(1)  Operating cash flow represents income (loss) before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as reorganization items and impairment, restructuring and other charges.